Exhibit 99.2

Recent Developments

During a preload test on October 29, 2009, the Sapphire Driller experienced a penetration of the sea floor by one of its legs, which is referred to as a “punchthrough.” Damage to the Sapphire Driller was minimal and no crew members were injured. Repairs on the rig have been completed and the rig is expected to resume drilling operations for Foxtrot International by year end. Prior to resuming drilling operations, we expect the Sapphire Driller to earn a portion of the contracted dayrate commencing on or around December 10, 2009. In addition, we have an insurance deductible of $5.0 million and we expect the costs of the repair to exceed this amount.